Exhibit 99.1

Academy Sports + Outdoors Reports First Quarter 2022 Results

First Quarter Diluted EPS of $1.69, or $1.73 Adjusted EPS

Returned $95 Million to Shareholders Through Share Repurchases and Dividend Payout; New Repurchase Program Announced

Company Opens First New Store Since 2019; Plans to Open at Least Eight in 2022

KATY, TEXAS (Globe Newswire — June 7, 2022) – Academy Sports and Outdoors, Inc. (Nasdaq: ASO) ("Academy" or the "Company") today announced its financial results for the first quarter ended April 30, 2022. Unless otherwise indicated, comparisons are to the same period in the prior fiscal year.

First Quarter 2022 Results
"We are satisfied with our first quarter results as the Company continued to position itself for long-term growth and expansion as we executed effectively in a highly dynamic environment and against a very strong prior year quarter," said Ken Hicks, Chairman, President and Chief Executive Officer. "In April, we opened our first new store in over two years and are excited and proud of its early performance. We expect to open at least eight new stores in 2022 as part of our plan to open 80 to 100 stores over the next five years. Looking ahead, the team is focused on executing our 2022 priorities which will help drive long-term growth and sustainable profitability."

Net sales were $1.47 billion, a decrease of 7.1%, compared to $1.58 billion. E-commerce sales grew 18.8%. Comparable sales declined 7.5%. The decline in sales was primarily due to lapping 38.9% comparable sales in the prior year quarter, partially driven by the first quarter 2021 release of government stimulus payments. When compared to the first quarter of 2019, net sales increased 36.3%.

Gross margin was $521.4 million, or 35.5% of net sales, compared to gross margin of $563.7 million, or 35.7% of net sales in the prior year quarter. An increase in merchandise margins and a decrease in freight costs were offset by an increase in inventory and e-commerce shipping costs.

In the first quarter, pre-tax income was $195.3 million compared to $224.9 million. This is the second highest reported first quarter pre-tax income in the Company's history. When compared to the first quarter of 2019, it is an increase of more than 650%.

GAAP net income decreased 15.7% to $149.8 million compared to $177.8 million. Diluted earnings per share were $1.69 compared to $1.84 per share. Adjusted net income, which excludes the impact of certain non-cash and extraordinary items, was $153.2 million. Adjusted diluted earnings per share were $1.73 compared to $1.89 per share.

Balance Sheet and Capital Allocation Update
At the end of the first quarter, the Company’s cash and cash equivalents totaled $472.4 million with no borrowings under the $1 billion credit facility. Adjusted free cash flow was $79.8 million during the first quarter. Merchandise inventories were $1.3 billion, an increase of 22.5% compared to the first quarter 2021 and 8.8% higher than the first quarter of 2019.

During the first quarter, Academy returned $95.0 million in cash to stockholders through a combination of share repurchases and a dividend payout. The Company repurchased 2.3 million shares for $88.5 million. On April 14, 2022, the Company paid its first quarterly cash dividend of $0.075 per share, or $6.5 million, to stockholders of record as of the close of business on March 17, 2022.
Subsequent to the end of the first quarter, on June 2, 2022, Academy announced that its Board of Directors ("Board") declared a quarterly cash dividend with respect to the quarter ended April 30, 2022, of $0.075 per share of common stock. The dividend is payable on July 14, 2022, to stockholders of record as of the close of business on June 16, 2022. The Board also approved a new, three year $600 million share repurchase program, bringing the total amount currently available under both share repurchase programs to $700 million.

2022 Outlook
Michael Mullican, Executive Vice President and Chief Financial Officer said, “Academy continues to effectively manage costs through this inflationary environment and generate strong cash flow, allowing us to fund investments in our strategic initiatives and new store growth. While our internal initiatives continue to drive operational improvements and consistent execution, we believe it is prudent to revise our full year outlook to reflect the current macroeconomic challenges."

Academy is revising its initial guidance for fiscal 2022 for the following metrics:

•Total net sales of $6.43 to $6.63 billion and comparable sales of -6.0% to -3.0%

•GAAP Income before taxes of $725 to $805 million

•GAAP net income of $550 to $615 million

•GAAP diluted EPS of $6.30 to $7.00 from $6.55 to $7.10 based on 88.0 million diluted weighted average shares outstanding

•Adjusted diluted EPS of $6.55 to $7.25 from $6.70 to $7.25

The earnings per share estimate reflects a tax rate of 24.0% and the share repurchase activity in the first quarter, but does not include any potential future share repurchases.

Conference Call Info
Academy will host a conference call today at 10:00 a.m. Eastern Time to discuss its financial results. Listeners may access the call by dialing 1-877-407-3982 (U.S.) or 1-201-493-6780 (International). The passcode is 13730017. A webcast of the call can be accessed at investors.academy.com.

A telephonic replay of the conference call will be available for approximately 30 days, by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International) and entering passcode 13730017. An archive of the webcast will be available at investors.academy.com for 30 days.

About Academy Sports + Outdoors
Academy is a leading full-line sporting goods and outdoor recreation retailer in the United States. Originally founded in 1938 as a family business in Texas, Academy has grown to 260 stores across 16 states. Academy’s mission is to provide “Fun for All” and Academy fulfills this mission with a localized merchandising strategy and value proposition that strongly connects with a broad range of consumers. Academy’s product assortment focuses on key categories of outdoor, apparel, footwear and sports & recreation through both leading national brands and a portfolio of private label brands.

Non-GAAP Measures
Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income and Adjusted Free Cash Flow have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, generally accepted accounting principles (“GAAP”). These non-GAAP measures have limitations as analytical tools. For information on these limitations, as well as information on why management believes these non-GAAP measures are useful, please see our Quarterly Report for the thirteen weeks ended April 30, 2022 (the “Quarterly Report”), as such limitations and information may be updated from time to time in our periodic filings with the Securities and Exchange commission (the "SEC"), which are accessible on the SEC's website at www.sec.gov.

We compensate for these limitations by primarily relying on our GAAP results in addition to using these non-GAAP measures supplementally.

See “Reconciliations of Non-GAAP to GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Academy's current expectations and are not guarantees of future performance. You can identify these forward-looking statements by the use of words such as "outlook," "guidance," "believes," "expects," "potential," "continues," "may," "will," "should," "could," "seeks," "projects," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. The forward-looking statements include, among other things, statements regarding the payment of the dividend and declaration of future dividends, including the timing and amount thereof, the Company's expectations regarding its future performance, and the Company's future financial condition to support future dividend growth and are subject to various risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Actual results may differ materially from these expectations due to changes in global, regional, or local economic, business, competitive, market, regulatory and other factors, many of which are beyond Academy's control. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in Academy's filings with the U.S. Securities and Exchange Commission (the "SEC"), including the Company's Annual Report on Form 10-K, under the caption "Risk Factors," as may be updated from time to time in our periodic filings with the SEC. Any forward-looking statement in this press release speaks only as of the date of this release. Academy undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Investor Contact	Media Contact
Matt Hodges	Elise Hasbrook
VP, Investor Relations	VP, Communications
281-646-5362	281-944-6041
matt.hodges@academy.com	elise.hasbrook@academy.com

ACADEMY SPORTS AND OUTDOORS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Amounts in thousands, except per share data)

	Thirteen Weeks Ended
	April 30, 2022	Percentage of Sales (1)	May 1, 2021	Percentage of Sales (1)
Net sales	$1,467,730	100.0%	$1,580,333	100.0%
Cost of goods sold	946,306	64.5%	1,016,632	64.3%
Gross margin	521,424	35.5%	563,701	35.7%
Selling, general and administrative expenses	315,931	21.5%	324,627	20.5%
Operating income	205,493	14.0%	239,074	15.1%
Interest expense, net	10,920	0.7%	14,549	0.9%
Other (income), net	(697)	0.0%	(397)	0.0%
Income before income taxes	195,270	13.3%	224,922	14.2%
Income tax expense	45,464	3.1%	47,126	3.0%
Net income	$149,806	10.2%	$177,796	11.3%

Earnings Per Common Share:
Basic	$1.73		$1.93
Diluted	$1.69		$1.84

Weighted Average Common Shares Outstanding:
Basic	86,658		92,088
Diluted	88,614		96,472
(1) Column may not add due to rounding

ACADEMY SPORTS AND OUTDOORS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollar amounts in thousands, except per share data)

	April 30, 2022	January 29, 2022	May 1, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$472,395	$485,998	$593,288
Accounts receivable - less allowance for doubtful accounts of $808, $732 and $1,450, respectively	12,666	19,718	10,831
Merchandise inventories, net	1,323,886	1,171,808	1,080,804
Prepaid expenses and other current assets	39,578	36,460	30,369
Assets held for sale	1,763	1,763	1,763
Total current assets	1,850,288	1,715,747	1,717,055

PROPERTY AND EQUIPMENT, NET	339,529	345,836	366,005
RIGHT-OF-USE ASSETS	1,085,805	1,079,546	1,127,645
TRADE NAME	577,246	577,215	577,000
GOODWILL	861,920	861,920	861,920
OTHER NONCURRENT ASSETS	4,368	4,676	7,685
Total assets	$4,719,156	$4,584,940	$4,657,310

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$825,456	$737,826	864,966
Accrued expenses and other current liabilities	274,399	303,207	287,592
Current lease liabilities	85,719	83,077	82,676
Current maturities of long-term debt	3,000	3,000	4,000
Total current liabilities	1,188,574	1,127,110	1,239,234

LONG-TERM DEBT, NET	683,325	683,585	781,035
LONG-TERM LEASE LIABILITIES	1,081,871	1,077,667	1,132,196
DEFERRED TAX LIABILITIES, NET	224,366	217,212	164,038
OTHER LONG-TERM LIABILITIES	12,512	12,420	26,932
Total liabilities	3,190,648	3,117,994	3,343,435

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY :
Preferred stock, $0.01 par value, authorized 50,000,000 shares; none issued and outstanding	—	—	—
Common stock, $0.01 par value, authorized 300,000,000 shares; 85,071,234; 87,079,394; and 93,887,109 issued and outstanding as of April 30, 2022, January 29, 2022, and May 1, 2021, respectively.	850	870	939
Additional paid-in capital	199,559	198,016	150,370
Retained earnings	1,328,099	1,268,060	1,164,964
Accumulated other comprehensive loss	—	—	(2,398)
Stockholders' equity	1,528,508	1,466,946	1,313,875
Total liabilities and stockholders' equity	$4,719,156	$4,584,940	$4,657,310

ACADEMY SPORTS AND OUTDOORS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in thousands)

	Thirteen Weeks Ended
	April 30, 2022	May 1, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$149,806	$177,796
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,578	25,298
Non-cash lease expense	586	500
Equity compensation	3,499	5,874
Amortization of terminated interest rate swaps, deferred loan and other costs	777	2,030
Deferred income taxes	7,154	25,064
Changes in assets and liabilities:
Accounts receivable, net	7,052	6,474
Merchandise inventories, net	(152,078)	(90,769)
Prepaid expenses and other current assets	(3,118)	(2,055)
Other noncurrent assets	23	612
Accounts payable	85,640	77,326
Accrued expenses and other current liabilities	(66,475)	(29,039)
Income taxes payable	38,561	21,357
Other long-term liabilities	92	(1,240)
Net cash provided by operating activities	97,097	219,228

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(17,280)	(16,808)
Purchases of intangible assets	(32)	—
Net cash used in investing activities	(17,312)	(16,808)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of Term Loan	(750)	(1,000)
Share-Based Award Payments	—	(2,993)
Proceeds from exercise of stock options	3,294	17,257
Taxes paid related to net share settlement of equity awards	(895)	—
Repurchase of common stock for retirement	(88,501)	—
Dividends paid	(6,536)	—
Net cash provided by (used in) financing activities	(93,388)	13,264

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(13,603)	215,684
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	485,998	377,604
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$472,395	$593,288

ACADEMY SPORTS AND OUTDOORS, INC.
RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL MEASURES
(Unaudited)
(Dollar amounts in thousands)
Adjusted EBITDA and Adjusted EBIT
We define “Adjusted EBITDA” as net income (loss) before interest expense, net, income tax expense and depreciation, amortization, and impairment, further adjusted to exclude consulting fees, private equity sponsor monitoring fees, equity compensation expense, (gain) loss on early retirement of debt, net, severance and executive transition costs, costs related to the COVID-19 pandemic, pre-opening expenses and other adjustments. We define “Adjusted EBIT” as net income (loss) before interest expense, net, and income tax expense, further adjusted to exclude consulting fees, private equity sponsor monitoring fees, equity compensation expense, (gain) loss on early retirement of debt, net, severance and executive transition costs, costs related to the COVID-19 pandemic, pre-opening expenses and other adjustments. We describe these adjustments reconciling net income (loss) to Adjusted EBITDA and Adjusted EBIT in the following table.

	Thirteen Weeks Ended
	April 30, 2022	May 1, 2021
Net income	$149,806	$177,796
Interest expense, net	10,920	14,549
Income tax expense	45,464	47,126
Depreciation and amortization	25,578	25,298
Equity compensation (a)	3,499	5,874
Pre-opening expenses (b)	962	—
Other (c)	—	350
Adjusted EBITDA	236,229	$270,993
Less: Depreciation and amortization	(25,578)	(25,298)
Adjusted EBIT	210,651	245,695

(a)	Represents non-cash charges related to equity based compensation, which vary from period to period depending on certain factors such as timing and valuation of awards, achievement of performance targets and equity award forfeitures.
(b)	Represents pre-opening expenses which are non-capital expenditures associated with opening new stores and incurred prior to the store opening and generating sales. These costs consist primarily of occupancy costs, marketing, payroll and recruiting costs. These costs are expensed as incurred.
(c)
Other adjustments include (representing deductions or additions to Adjusted EBITDA and Adjusted EBIT) amounts that management believes are not representative of our operating performance, such as costs associated with secondary offerings, installation costs for energy savings associated with our profitability initiatives and other costs associated with business optimization initiatives.

Adjusted Net Income and Adjusted Earnings Per Share
We define “Adjusted Net Income (Loss)” as net income (loss), plus consulting fees, private equity sponsor monitoring fees, equity compensation expense, (gain) loss on early retirement of debt, net, severance and executive transition costs, costs related to the COVID-19 pandemic, pre-opening expenses and other adjustments, less the tax effect of these adjustments. We define “Adjusted Earnings per Share, Basic” as Adjusted Net Income divided by the basic weighted average common shares outstanding during the period and “Adjusted Earnings per Share, Diluted” as Adjusted Net Income divided by the diluted weighted average common shares outstanding during the period. We describe these adjustments reconciling net income (loss) to Adjusted Net Income, and Adjusted Earnings Per Share in the following table.

	Thirteen Weeks Ended
	April 30, 2022	May 1, 2021
Net income	$149,806	$177,796
Equity compensation (a)	3,499	5,874
Pre-opening expenses (b)	962	—
Other (c)	—	350
Tax effects of these adjustments (d)	(1,040)	(1,489)
Adjusted Net Income	153,227	182,531

Adjusted Earnings per Share:
Basic	$1.77	$1.98
Diluted	$1.73	$1.89
Weighted average common shares outstanding:
Basic	86,658	92,088
Diluted	88,614	96,472

(a)	Represents non-cash charges related to equity based compensation, which vary from period to period depending on certain factors such as timing and valuation of awards, achievement of performance targets and equity award forfeitures.
(b)	Represents pre-opening expenses which are non-capital expenditures associated with opening new stores and incurred prior to the store opening and generating sales. These costs consist primarily of occupancy costs, marketing, payroll and recruiting costs. These costs are expensed as incurred.
(c)
Other adjustments include (representing deductions or additions to Adjusted Net Income) amounts that management believes are not representative of our operating performance, such as costs associated with secondary offerings, installation costs for energy savings associated with our profitability initiatives and other costs associated with business optimization initiatives.

(d)
For the thirteen weeks ended April 30, 2022 and May 1, 2021, this represents the tax effect of the total adjustments made to arrive at Adjusted Net Income at the estimated effective tax rate for the fiscal year ended January 28, 2023 and January 29, 2022, respectively.

Adjusted Free Cash Flow
We define “Adjusted Free Cash Flow” as net cash provided by (used in) operating activities less net cash used in investing activities. We describe these adjustments reconciling net cash provided by operating activities to Adjusted Free Cash Flow in the following table.

	Thirteen Weeks Ended
	April 30, 2022	May 1, 2021
Net cash provided by operating activities	$97,097	$219,228
Net cash used in investing activities	(17,312)	(16,808)
Adjusted Free Cash Flow	$79,785	$202,420